Exhibit 99.1

For Immediate Release

Compass Minerals’ Employees at Goderich Mine
Ratify Three-Year Agreement

OVERLAND PARK, Kan. (July 16, 2018) - Compass Minerals’ (NYSE: CMP) unionized employees at the Goderich Mine have ratified a three-year collective bargaining agreement. This ends an 11-week strike at the mine.

“We are very pleased that our employees have ratified this agreement, which aligns our operations with our investments in continuous mining and provides the flexibility to operate the mine effectively and more efficiently,” said Anthony Sepich, senior vice president, salt. “We look forward to our employees getting back to work and continuing to meet the salt needs of our customers.”

Unionized employees are expected to begin to return to work over the coming days.

More detailed information regarding the new collective bargaining agreement can be found on the company’s bargaining website at http://compassmineralsbargaining.ca/.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause actual results to differ materially. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Investor Contact	Media Contact
Theresa L. Womble Director of Investor Relations +1.913.344.9362 womblet@compassminerals.com	Tara Hart Manager of Corporate Affairs +1.913.344.9319 MediaRelations@compassminerals.com